THE AQUINAS FUNDS, INC.

FORM N-SAR

Report for the Year Ended December 31, 1998


Item 77J - Revaluation of Assets or Restatement of Capital Share Accounts

In accordance with the provisions of Statement of Position 93-2, "Determination, Disclosure and
Financial Statement Presentation of Income,
Capital Gain and Return of Capital Distributions by Investment Companies," the Funds are required to report the accumulated net investment income
(loss) and accumulated net capital gain (loss) accounts to approximate amounts available for future distributions on a tax basis (or to offset future realized capital gains). Accordingly, reclassifications were recorded to increase
(decrease) undistributed net investment income by $(13,001), $(8,254), $281,540 and $(5,372);
increase accumulated net realized gain on investments by $14,405, $9,661, $375 and $6,778;
and decrease paid-in capital in excess of par by $1,404, $1,407, $281,915 and $1,406 for the Fixed
Income, Equity Income, Equity Growth and Balanced
Funds, respectively.

These reclassifications have no impact on the net asset values of the Funds and are designed to present the Funds' capital accounts on a tax basis.